Exhibit 99.3
LETTER TO BROKERS, DEALERS
COMMERCIAL BANKS, TRUST COMPANIES
AND OTHER NOMINEES
Offer by
PULSAR MERGER SUB INC.,
a direct wholly owned subsidiary of
ALEXION PHARMACEUTICALS, INC.
to exchange each outstanding share of common stock of
SYNAGEVA BIOPHARMA CORP.
for
$115.00 in cash
and
0.6581 shares of common stock of Alexion Pharmaceuticals, Inc.
(subject to the terms and conditions described in the prospectus/offer to exchange and this letter of transmittal)
THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF JUNE 19, 2015, UNLESS EXTENDED OR TERMINATED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.
May 22, 2015
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
We have been engaged by Pulsar Merger Sub Inc. (the “Offeror”), a direct wholly owned subsidiary of Alexion Pharmaceuticals, Inc. (“Alexion”), which is offering, upon the terms and subject to the conditions set forth in the enclosed prospectus/offer to exchange and related letter of transmittal, to exchange for each issued and outstanding share of common stock of Synageva BioPharma Corp. (“Synageva”):
•
$115.00 in cash; and

•
0.6581 shares of common stock of Alexion Pharmaceuticals, Inc., plus cash in lieu of any fractional shares;

in each case, without interest and less any applicable withholding taxes (such offer, on the terms and subject to the conditions and procedures described in the prospectus/offer to exchange and this letter of transmittal, together with any amendments or supplements thereto, the “offer”).
YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF JUNE 19, 2015, UNLESS THE OFFER IS EXTENDED OR TERMINATED.
There is no procedure for guaranteed delivery in the offer and, therefore, tenders must be received by the expiration date.
For your information and for forwarding to your clients for whose accounts you hold shares of Synageva common stock registered in your name or in the name of your nominee, we are enclosing the following documents:
1.
the prospectus/offer to exchange;

2.
the related letter of transmittal for your use in accepting the offer and tendering shares of Synageva common stock and for the information of your clients; and

3.
a printed form of letter which may be sent to your clients for whose accounts you hold shares of Synageva common stock registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the offer.

Alexion will not pay any commissions or fees to any broker, dealer or other person, other than to us, as the information agent, Computershare, as the exchange agent, and other persons described in the section of the prospectus/offer to exchange titled “Exchange Offer Procedures — Fees and Commissions,” for soliciting tenders of share of common stock of Synageva pursuant to the offer. Upon request, Alexion will reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.
Any inquiries you may have with respect to the offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned as the information agent at the addresses and telephone numbers set forth in the prospectus/offer to exchange.
Very truly yours,
Georgeson Inc.
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF ALEXION, OFFEROR, SYNAGEVA, THE INFORMATION AGENT OR THE EXCHANGE AGENT OR ANY AFFILIATE OR ASSOCIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.